Exhibit 99.1

[HEALTHEXTRAS LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE	Contact:	Aaron Finch
AFinch@HealthExtras.com
HealthExtras, Inc.
(301) 548-2900

HEALTHEXTRAS REPORTS RECORD FIRST QUARTER RESULTS

Quarterly Results Exceed Consensus for Revenues, Operating Income, Net Income and Earnings Per Share; Company Revenues Exceed $110 Million

ROCKVILLE, MD (April 28, 2004) – HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the first quarter ended March 31, 2004.

First Quarter Highlights

•	Net income was $3.4 million or $.10 per share (basic and diluted), a 79% increase over first quarter 2003 earnings of $1.9 million or $.06 per share.
•	Revenues totaled $110.5 million, a 21% increase over first quarter 2003 revenues of $91.7 million.
•	Over 2.4 million prescriptions were processed during the quarter and total earnings before interest, taxes, deprecation, and amortization (EBITDA) were $6.2 million.

“We continue to be pleased with the Company’s financial performance,” said David T. Blair, Chief Executive Officer of HealthExtras. “The quarter’s financial performance reflects the completion of a quarter in which we met both our revenue and profitability objectives. Our strong financial results for the quarter were the result of our ability to continue to retain and attract new clients.”

Operating income for the three months ended March 31, 2004 increased to $5.6 million, a 75% increase over the $3.2 million for the same period in 2003. The financial results were consistent with management’s expectations, and the Company confirmed that it is well positioned to meet or exceed its previously stated 2004 financial guidance of approximately $440 to $470 million in revenues and earnings of $.41 to $.43 per share.

During the quarter, Catalyst Rx, HealthExtras’ pharmacy benefit management subsidiary, was notified by the State of Louisiana, that from a group of competing proposers, it was awarded the right to negotiate a contract to manage pharmacy benefits for the state’s employees and retirees, effective July 1, 2004. The negotiation of the contract is pending the resolution of a protest by the incumbent service provider. The financial guidance provided above is not contingent upon the award of this contract.

Following the end of the quarter, the Company reached a favorable legal settlement with S.G. Cowen related to a private placement of securities in 2001. The terms of the settlement are confidential, however proceeds from the settlement, net of related expenses will be included in the Company’s results in the quarter ending June 30, 2004. The Company expects the cumulative after-tax benefit of the settlement to be not more than $.02 per share. The settlement resolves the litigation initiated by the Company on December 3, 2002.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over two million members and the Company’s clients include managed care organizations, large employer groups, unions, government agencies and individual consumers. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, mail order services, benefit design consultation, drug utilization review, formulary management and drug data analysis services. Additionally, the Company operates a national retail pharmacy network with over 53,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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Financial statements follows:

HealthExtras, Inc.

Balance Sheet Information

(In thousands)

March 31, 2004
Assets

Current assets:
Cash and cash equivalents	$30,287
Accounts receivable, net of allowance for doubtful accounts of $800	50,420
Deferred income taxes	1,225
Deferred charges:
Direct	1,445
Marketing and promotion	765
Other current assets	1,735

Total current assets	85,877
Fixed assets, net	2,557
Intangible assets, net of accumulated amortization of $1,503	14,108
Goodwill	37,764
Restricted cash	1,000
Other assets	749

Total assets	$142,055

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$48,606
Accrued expenses and other current liabilities	2,130
Deferred revenue	4,908

Total current liabilities	55,644
Deferred income taxes	4,591
Notes payable	7,000

Total liabilities	67,235

Stockholders’ equity:
Common stock	331
Additional paid-in capital	71,975
Retained earnings	2,514

Total stockholders’ equity	74,820

Total liabilities and stockholders’ equity	$142,055

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Income Statement

(In thousands, except per share data)

	For the quarter ended March 31, 2003	For the quarter ended March 31, 2004
Revenue	$91,735	$110,520

Direct expenses	82,460	97,695
Selling, general & administrative expenses	6,069	7,226

Total operating expenses	88,529	104,921

Operating income	3,206	5,599
Interest expense, net	149	79

Income before tax	3,057	5,520
Income tax provision	1,183	2,081

Net income	$1,874	$3,439

EPS—basic and diluted	$0.06	$0.10
Weighted average common shares, basic	32,337	32,964
Weighted average common shares, diluted	32,507	35,937

Adjusting items for EBITDA:
Net income	$1,874	$3,439
Depreciation and amortization	599	596
Interest expense, net	149	79
Income tax provision	1,183	2,081

EBITDA	$3,805	$6,195

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